Exhibit 10(o)5

ALLETE 2008 Form 10-K

ALLETE
NON-EMPLOYEE DIRECTOR COMPENSATION DEFERRAL PLAN II

Effective January 1, 2009

ALLETE
NON-EMPLOYEE DIRECTOR COMPENSATION DEFERRAL PLAN II

Effective January 1, 2009

ARTICLE 1

Establishment and Purpose

This document includes the terms of the ALLETE Non-Employee Director Compensation Deferral Plan II, the purpose of which is to provide Directors an opportunity to elect to defer Compensation.  The Plan is a successor to the ALLETE Director Compensation Deferral Plan (the “Predecessor Plan”).  On December 31, 2004, the Company froze the Predecessor Plan, and on January 1, 2005, the Company established the Plan to govern amounts initially deferred after December 31, 2004 and investment earnings thereon.  From January 1, 2005 to the effective date hereof, the Company operated and administered the Plan in all material respects in good faith compliance with the applicable requirements of Section 409A, the final and proposed Treasury Regulations, IRS Notice 2005-1, and all other IRS guidance.  Effective January 1, 2009, the Company amends and restates the Plan in its entirety to comply with Section 409A.  Capitalized terms, unless otherwise defined herein, shall have the meaning provided in Article 12.

ARTICLE 2

Administration

2.1	Administrator.

The Executive Compensation Committee of the Board shall administer the Plan.  Notwithstanding the foregoing, the Administrator may delegate any of its duties to such other person or persons from time to time as it may designate.  Members of the Executive Compensation Committee may participate in the Plan; however, any Director serving on the Executive Compensation Committee shall not vote or act on any matter relating solely to himself or herself.

2.2	Duties.

The Administrator has the authority to construe and interpret all provisions of the Plan, to resolve any ambiguities, to adopt rules and practices concerning the administration of the Plan, to make any determinations and calculations necessary or appropriate hereunder, and, to the maximum extent permitted by Section 409A, the authority to remedy any errors, inconsistencies or omissions.  The Company shall pay all expenses and liabilities incurred in connection with Plan administration.

2.3	Agents.

The Administrator may engage the services of accountants, attorneys, actuaries, investment consultants, and such other professional personnel as are deemed necessary or advisable to assist in fulfilling the Administrator’s responsibilities.  The Administrator, the Company and the Board may rely upon the advice, opinions or valuations of any such persons.

2.4	Binding Effect of Decisions.

The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.  Neither the Administrator, its delegates, nor the Board shall be personally liable for any good faith action, determination or interpretation with respect to the Plan, and each shall be fully protected by the Company in respect of any such action, determination or interpretation.

2.5	Company Information.

To enable the Administrator to perform its duties, the Company shall supply full and timely information to the Administrator on all matters relating to the Compensation, the Directors, the date and circumstances of a Director’s Separation from Service, and other pertinent information as the Administrator may reasonably require.

ARTICLE 3

Participation

Directors may participate in the Plan, but only with respect to Plan Years commencing after an individual first becomes a Director.  Each Plan Year, the Administrator shall notify Directors of their eligibility to participate in the Plan during the following Plan Year.  A Director who is eligible to participate shall become a participant by completing an election form on which the Director elects Deferrals and delivering the completed form to the Company as specified in the Plan.  The terms of this Plan shall continue to govern a Director’s Account until the Account is paid in full.

ARTICLE 4

Deferrals

4.1	Annual Deferral Election.

For each Plan Year, a Director may elect:  (i) to defer some or all of the Director’s Compensation and (ii) to the extent permitted by this Plan, the time and form of distribution of Deferrals.  Elections are effective on a calendar-year basis and become irrevocable no later than the date specified by the Administrator, but in any event before the beginning of the Plan Year to which the elections relate.  A Director’s election will become effective only if the forms required by the Administrator have been properly completed and signed by the Director, timely delivered to the Administrator, and accepted by the Administrator.  A Director who fails to file the election before the required date will be treated as having elected not to defer any amounts for the following Plan Year.

4.2	Cancellations of Deferral Elections due to Unforeseeable Emergency.

If a Director experiences an Unforeseeable Emergency during a Plan Year, the Director may submit to the Administrator a written request to cancel Deferrals for the Plan Year to satisfy the Unforeseeable Emergency.  If the Administrator either approves the Director’s request to cancel Deferrals for the Plan Year, or approves a request for a distribution of prior Deferrals in accordance with Section 6.1.3, then effective as of the date the request is approved the Administrator shall cancel the Director’s deferral elections for the remainder of the Plan Year.  A Director whose Deferrals are canceled during a Plan Year in accordance with this section may elect Deferrals for the following Plan Year.

ARTICLE 5

Accounts and Investments

5.1	Establishment of Accounts.

The Company will establish notional accounts for each Director as the Administrator deems necessary or advisable from time to time to be consistent with 2.1 and 5.4 below.  The Company will establish a Director’s Account no later than the date on which the Director first elects to defer any amounts into the Account.  Each Account shall be credited as appropriate for Deferrals and earnings with respect to Deferrals and debited for distributions from the Account.

5.2	Timing of Credits to Accounts.

The Administrator shall credit a Director’s Deferrals to the Director’s Account not later than the end of the calendar year during which the Company would otherwise have paid the amounts to the Director but for the Director’s deferral election.

5.3	Vesting.

All Director Accounts are fully vested at all times.

5.4	Investments.

The Administrator may select investment funds to use for measuring notional gains and losses.  The Administrator will establish, from time to time, rules and procedures for allowing each Director, who has not had a Separation from Service, to designate which one or more of the selected investment funds will be used to determine the notional gains and losses credited or debited to the Director’s Account prior to Separation from Service.

5.5	Valuation Date.

As of each Valuation Date, each Account will be adjusted to reflect the effect of notional investment gains or losses, additions, distributions, transfers and all other transactions with respect to that Account since the previous Valuation Date.

ARTICLE 6

Distributions

6.1	Distributions.

The Plan provides for distributions in a Specified Year, upon a Separation from Service or upon an Unforeseeable Emergency.  As described in Section 6.1.1, each Plan Year a Director may elect to have all or a portion of the Deferrals for that year distributed in a Specified Year.  With respect to amounts not subject to distribution in a Specified Year, the Plan requires distribution upon Separation from Service at a time and in a form elected by the Director, or for Directors who fail to elect, at a time and in a form specified by the Plan.  A Director wishing to elect a time and form of distribution upon Separation from Service must submit a distribution election at the time of the Director’s initial Deferrals.  A Director’s distribution elections are irrevocable and will govern the Deferrals to which the election relates until the amounts covered by the election are paid in full or until subsequently changed in accordance with Section 6.3.  Notwithstanding any elections by a Director, all distributions are subject to the provisions of Section 6.2.

6.1.1
Specified Year.  A Director may elect to receive a distribution of Deferrals in a Specified Year, which may be no earlier than the third Plan Year beginning after the date on which the Director initially elects to receive a distribution in a Specified Year.  Except as otherwise provided in this subsection or in Section 6.3, once a Director has elected to receive a distribution in a Specified Year, the Director may not elect to receive a distribution in a different Specified Year.  Beginning during the year preceding a Specified Year previously elected by the Director, the Director may elect to receive a distribution of Deferrals in a later Specified Year, subject, however, to the restrictions of this subsection.  All amounts distributable in a Specified Year will be paid in a single lump sum.

6.1.2
Separation from Service.  A Director may elect to receive a distribution of Deferrals commencing upon Separation from Service or during any of the first five years following the year of the Separation from Service.  A Director may elect to receive the distribution in the form of a lump sum, annual installments over a period of five (5), ten (10), or fifteen (15) years, or a combination of both a lump sum and installments.

6.1.3
Unforeseeable Emergency.  A Director may submit a written request for a distribution on account of an Unforeseeable Emergency.  Upon approval by the Administrator of a Director’s request, the Director’s Account, or that portion of the Director’s Account deemed necessary by the Administrator to satisfy the Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated because of the distribution, will be distributed in a single lump sum in a manner consistent with Section 409A.

6.2	Additional Distribution Rules.

6.2.1
Default Time and Form of Payment.  If a Director fails timely to elect a time and form of payment, the Director’s Account will be distributed upon any Separation from Service in the form of a single lump sum payment.

6.2.2
Rules Applicable to All Distributions.  Except as otherwise provided in this section, if a Director has elected to receive a distribution commencing upon a Distribution Event, or if the distribution is required upon Separation from Service, the distribution will commence between the date of the Distribution Event and the end of the year in which the Distribution Event occurs.  If a Director has elected, or is required, to receive a distribution commencing upon a Distribution Event, and the Distribution Event occurs on or after October 1 of a Plan Year, the distribution may, to the extent permitted by Section 409A, commence after the Distribution Event and on or before the 15th day of the third calendar month following the Distribution Event, even if after the end of the year during which the Distribution Event occurs; provided, however, the Director will not be permitted, directly or indirectly, to designate the taxable year of the distribution.  If a Director has elected to receive a distribution commencing during any of the first five years following a Separation from Service, the distribution will commence during the year elected by the Director.  If a Director has elected to receive a distribution in a Specified Year, the distribution will occur during the Specified Year.  Any distribution that complies with this section shall be deemed for all purposes to comply with the Plan requirements regarding the time and form of distributions.

6.2.3
Installment Payments.  If a Director elects to receive distributions in annual installments, the Director’s Account will be paid in substantially equal installments in consecutive years over the period elected by the Director.  During the distribution period the Director’s Account will be credited with interest compounded monthly at a rate of 7.5% per year.  Each annual installment will be paid during the Plan Year in which it is due.  Any installment distribution that complies with this section shall be deemed for all purposes to comply with the Plan requirements regarding the time and form of distributions.

6.2.4
Death After Commencement of Distributions.  Upon the death of a Director after distributions of the Director’s Account have commenced, the balance of the Director’s Account will be distributed to the Director’s Beneficiary at the same times and in the same forms that the Account would have been distributed to the Director if the Director had survived.

6.3	Subsequent Changes in Time and Form of Payment.

A Director may, in accordance with rules, procedures and forms specified from time to time by the Administrator, elect to change the time of payment or change the form in which the Director’s Account is distributed or both, provided that:  (i) the Director elects at least twelve (12) months prior to the date on which payments are otherwise scheduled to commence; (ii) the new election does not take effect for at least twelve (12) months; and (iii) with respect to changes applicable to distributions in a Specified Year or upon Separation from Service, the distributions must be deferred for at least five years from the date the distributions would otherwise have been paid, or in the case of installment payments, five years from the date the installments were scheduled to commence.  For purposes of this section, distributions on account of a Specified Year are considered scheduled to commence on January 1 of the Specified Year and distributions on account of a Separation from Service are considered to commence on the date of the Separation from Service, or if the Director has elected to receive a distribution of Deferrals commencing during any of the first five years following the year of the Separation from Service, January 1 of the year elected by the Director.  Any such election shall be irrevocable on the date it is filed with the Administrator unless subsequently changed pursuant to this Section.

ARTICLE 7

Payment Acceleration and Delay

7.1	Permitted Accelerations of Payment.

Except as otherwise provided herein or permitted by Section 409A, the Plan prohibits the acceleration of the time or schedule of any payment due under the Plan.

Distribution in the Event of Taxation.  If, for any reason, all or any portion of any benefit provided by the Plan becomes taxable to a Director because of a violation of Section 409A prior to receipt, the Director may file a written request with the Administrator for a distribution of that portion of the Plan benefit that has become taxable.  Upon the grant of such a request, which grant shall not be unreasonably withheld, the Director shall receive a distribution equal to the taxable portion of the plan benefit.  If the request is granted, the tax liability distribution shall be paid between the date on which the Director’s request is approved and the end of the Plan Year during which the approval occurred, or if later, the 15th day of the third calendar month following the date on which the Director’s request is approved.

7.1.1
Compliance with Ethics Laws or Conflicts of Interests Laws.  The Administrator may, in its sole discretion, accelerate the time or schedule of a payment to the extent necessary to avoid the violation of any applicable Federal, state, local, or foreign ethics law or conflicts of interest law as provided in Treasury Regulations section 1.409A-3(j)(4)(iii)(B).

7.1.2
Small Accounts.  The Administrator may, in its sole discretion, distribute the Director’s Account in a single lump sum provided: (i) the distribution results in the payment of the Director’s entire Account and all other account balance plans required to be aggregated with the Director’s Account pursuant to Section 409A and (ii) the total distribution does not exceed the applicable dollar limit under Code section 402(g)(1)(B).  The Administrator shall notify the Director in writing if the Administrator exercises its discretion pursuant to this Section.

7.1.3
Settlement of a Bona Fide Dispute.  The Administrator may, in its sole discretion, accelerate the time or schedule of a distribution as part of a settlement of a bona fide dispute between the Director and the Company over a Director’s right to a distribution provided that the distribution relates only to the deferred compensation in dispute and the Company is not experiencing a downturn in financial health.

7.2	Permissible Distribution Delays.

Notwithstanding anything in the Plan to the contrary, to the extent permitted by Section 409A, the Administrator may, in its sole discretion, delay distribution to a Director:

7.2.1
If the distribution would jeopardize the Company’s ability to continue as a going concern, provided that the delayed distribution is distributed in the first calendar year in which the distribution would not have such effect.

7.2.2
If the distribution would violate Federal securities or other applicable laws, provided that the delayed distribution is distributed at the earliest date at which the Administrator reasonably anticipates that the distribution will not cause such violation.

7.2.3	If calculation of the distribution is not administratively practicable due to events beyond the control of the Director, provided that the delayed distribution is paid in the first calendar year in which the calculation of the distribution is administratively practicable.

7.3	Suspension Not Allowed.

If a Director whose distributions have commenced becomes eligible again to defer Compensation under any plan maintained by a Related Company, distribution of any remaining amounts in his Account may not be suspended.

ARTICLE 8

Beneficiary Designation

8.1	Beneficiary.

Each Director shall have the right, at any time, to designate a Beneficiary(ies) (both primary as well as contingent) to whom a Director’s Account shall be paid if a Director dies prior to complete distribution of the Account.  Each Beneficiary designation shall be in a written form prescribed by the Administrator, and will be effective only when filed with the Administrator during the Director’s lifetime.  Any Beneficiary designation may be changed by a Director without the consent of the previously named Beneficiary by filing a new Beneficiary designation with the Administrator.  The most recent Beneficiary designation received by the Administrator shall control the distribution of a Director’s Account in the event of the Director’s death.

8.2	No Beneficiary Designation.

In the absence of an effective Beneficiary designation, or if all designated Beneficiaries predecease the Director or die prior to the complete distribution of the Director’s Account, the Account shall be paid in the following order of precedence: (a) the Director’s surviving spouse; (b) the Director’s children (including adopted children), per stirpes; or (c) the Director’s estate.

ARTICLE 9

Claims Procedures

Any Director or Beneficiary, or his or her authorized representative, may file a claim for benefits due him or her under the Plan by written request to the Company, setting forth with specificity the facts and events which give rise to the claim.  The Company shall promptly respond, consistent with any legal requirements that might apply.

ARTICLE 10

Amendment or Termination

The Company hereby reserves the right to amend, modify, or terminate the Plan at any time by action of the Board, with or without prior notice.  No amendment or termination shall reduce any Director’s Account without the written consent of the affected Director.  Notwithstanding anything herein to the contrary, to the extent consistent with Section 409A, the Board may terminate the Plan and distribute to each Director the amount in his or her Account in a lump sum; provided that all distributions (i) commence no earlier than the date that is twelve (12) months following the termination date (or any earlier date that would comply with Section 409A) and (ii) are completed by the date that is twenty-four (24) months following the termination date (or any later date that would comply with Section 409A).  In addition, distributions may be accelerated upon a Plan termination as provided above only if, to the extent required under Section 409A, (i) all other nonqualified deferred compensation “account balance plans” (within the meaning of Section 409A), in which any Director participates are terminated along with the Plan, and (ii) the Company does not adopt any new nonqualified deferred compensation “account balance plan” (within the meaning of Section 409A), for three years following the date of Plan termination.

ARTICLE 11

Miscellaneous Provisions

11.1	Unsecured General Creditor.

Directors and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Company.  Any and all of the Company’s assets shall be, and remain, the general, unpledged unrestricted assets of the Company.  The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

11.2	Trust Fund.

At its discretion, the Company may establish a Trust, with such trustees as the Company may approve, for the purpose of providing for the distribution of benefits owed under this Plan.  The Trust’s assets shall be held for distribution of all the Company’s general creditors in the event of insolvency or bankruptcy.  To the extent any Plan benefits are paid from any such Trust, the Company shall have no further obligations to pay them.  If not paid from the Trust, such benefits shall remain the obligation of the Company.

11.3	Section 409A Compliance.

All provisions of the Plan shall be interpreted and administered to the extent possible in a manner consistent with Section 409A.  To the extent that any provision of the Plan would cause a conflict with the requirements of Section 409A, or would cause the administration of the Plan to fail to satisfy Section 409A, such provision shall be deemed null and void to the extent permitted by applicable law.  Nothing herein shall be construed as a guarantee of any particular tax treatment to a Director.

11.4	Company’s Liability.

The Company’s liability for the distribution of benefits shall be defined only by the Plan.  The Company shall have no obligation to a Director except as expressly provided in the Plan.

11.5	Nonassignability.

Neither a Director nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable.  No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Director or any other person, be transferable by operation of law in the event of a Director’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

11.6	No Right to Board Position.

Nothing in the Plan shall be deemed to create any obligation on the part of the Board to nominate any of its members for reelection by the Company’s stockholders, nor confer upon any Director the right to remain a member of the Board for any period of time, or at any particular rate of compensation.

11.7	Incompetency.

If the Administrator determines that a distribution under this Plan is to be paid to a minor, to a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Administrator may direct such distribution to be paid to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person.  The Administrator may require proof of majority, competence, capacity, guardianship or status as a legal representative, as it may deem appropriate prior to distribution.  Any distribution shall be for the account of the Director and the Director’s Beneficiary, as the case may be, and shall completely discharge any liability for such amount.

11.8	Furnishing Information.

A Director or his Beneficiary will cooperate with the Administrator by furnishing any and all information requested by the Administrator and take such other actions as may be requested in order to facilitate the administration of the Plan and the distributions hereunder.

11.9	Notice.

Any notice or filing required or permitted under the Plan shall be sufficient if in writing and if (i) hand-delivered or sent by telecopy, (ii) sent by registered or certified mail, or (iii) sent by nationally-recognized overnight courier.  Such notice shall be deemed given as of  (i) the date of delivery if hand-delivered or sent by telecopy, (ii) as of the date shown on the postmark on the receipt for registration or certification, if delivery is by mail, or (iii) on the first business day after dispatch, if sent by nationally-recognized overnight courier.

11.10	Gender and Number.

Except when otherwise indicated by context, words in the masculine gender shall include the feminine and neuter genders, the singular shall include the plural, and the plural shall include the singular.

11.11	Headings.

The headings contained in this Plan are for convenience only and will not control or affect the meaning or construction of any of the terms or provisions of this Plan.

11.12	Applicable Law and Construction.

This Plan shall be governed by, construed and administered in accordance with the laws of the State of Minnesota, other than its laws respecting choice of law.

11.13	Invalid or Unenforceable Provisions.

If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof and the Administrator may elect in its sole discretion to construe such invalid or unenforceable provisions in a manner that conforms to applicable law or as if such provisions, to the extent invalid or unenforceable, had not been included.

11.14	Successors.

This Plan shall bind any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place.  In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the obligations of the Company and each Company under this Plan, in the same manner and to the same extent that the Company and each Company would be required to perform if no such succession had taken place.

ARTICLE 12

Definitions

The following terms shall have the meanings set forth below:

“Account” means the Company’s bookkeeping entry representing the Director’s Deferrals, and such other accounts or sub-accounts as the Administrator deems necessary or appropriate.

“Administrator” means the Executive Compensation Committee of the Board.

“Beneficiary” means one or more persons, trusts, estates or other entities, designated in accordance with this Plan, that are entitled to receive Plan benefits upon the death of a Director.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time.

“Company” means ALLETE, Inc., a Minnesota Corporation, and any successor to all, or substantially all, of the Company’s assets or business.

“Compensation” means the cash compensation for services as a Director, excluding perquisites and reimbursements.

“Deferrals” means any portion of a Director’s Compensation that a Director elects to defer in accordance with the Plan.

“Director” means a member of the Board who is not an employee of any Related Company.

“Distribution Event” means a Specified Year, a Separation from Service or the Administrator’s determination regarding the occurrence of an Unforeseeable Emergency.

“IRS” means the Internal Revenue Service.

“Plan” means the ALLETE Non-Employee Director Compensation Deferral Plan II, as amended from time to time.

“Plan Year” means a period beginning on January 1 of each calendar year and continuing through December 31 of such calendar year.

“Related Company” means the Company and all persons with whom the Company would be considered a single employer under Code section 414(b) (employees of controlled group of corporations), and all persons with whom such person would be considered a single employer under Code section 414(c) (employees of partnerships, proprietorships, etc., under common control); provided that in applying Code sections 1563(a)(1), (2), and (3) for purposes of determining a controlled group of corporations under Code section 414(b), the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Code sections 1563(a)(1), (2), and (3), and in applying Treasury Regulations section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code section 414(c), “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Treasury Regulations section 1.414(c)-2.

“Section 409A” means section 409A of the Code (and any successor provision), and regulations and other guidance issued by the Treasury Department and Internal Revenue Service thereunder.

“Separation from Service” means that the Director ceases to perform services as a Director and the Company does not then anticipate that the Director will continue to perform services in any capacity for any Related Company.

“Specified Year” means the year specified by a Director as the year in which the Director will receive a distribution payment of all or a portion of his Account.  The Specified Year must be at least two years after the year the compensation would have been paid but for the Director’s deferral election.

“Trust” means one or more trusts established pursuant to the ALLETE, Inc. Non-Employee Director Compensation Trust Agreement, effective October 11, 2004, between the Company and the trustee named therein, as amended from time to time.

“Unforeseeable Emergency” means an unanticipated emergency that is caused by an event beyond the control of the Director that would result in severe financial hardship to the Director resulting from (i) an illness or accident of the Director or the Director’s spouse, the Director’s beneficiary, or the Director’s dependent (as defined in Code section 152, without regard to Code sections 152(b)(1), (b)(2), and (d)(1)(B)), (ii) a loss of the Director’s property due to casualty, or (iii) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Director, all as determined in the sole discretion of the Administrator.

“Valuation Date” means each day that the U.S. stock markets are open or such other dates as may be set by the Administrator from time to time.

IN WITNESS WHEREOF, ALLETE, Inc. has caused these presents to be signed and its corporate seal to be hereunto affixed by its duly authorized officers, effective as of January 1, 2009

ALLETE, Inc.

By: Donald J. Shippar

                                                       Donald J. Shippar

Its:	Chairman, President and Chief Executive Officer

ATTEST

By:   Deborah A. Amberg

 Deborah A. Amberg

Its:      Senior Vice President, General Counsel and Secretary